Exhibit 10.3

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of June 25, 2018, by and among JFL-NRC-SES Partners, LLC, a Delaware limited liability company (the “Seller”), Hennessy Capital Partners III LLC, a Delaware limited liability company (“Hennessy Capital Partners III”), and the stockholders of Purchaser (as defined below) set forth on Schedule I hereto (such individuals together with Hennessy Capital Partners III, each a “Stockholder”, and collectively, the “Stockholders”). The Seller and the Stockholders are sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, as of the date hereof, each of the Stockholders “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $0.0001 per share (the “Common Stock”), of Hennessy Capital Acquisition Corp. III, a Delaware corporation (“Purchaser”), set forth opposite such Stockholder’s name on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Stockholder during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 6.1 hereof (such period, the “Voting Period”), including any and all Common Stock acquired by such Stockholder during the Voting Period pursuant to the exercise, exchange or conversion of, or other transaction involving, any and all warrants issued to such Stockholder in a private placement that occurred prior to Purchaser’s initial public offering (the “Warrants”) and all Sponsor Forfeited Shares, are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Seller and Purchaser propose to enter into a purchase agreement, dated as of the date hereof (as the same may be amended from time to time, the “Purchase Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, Purchaser agrees to acquire from Seller, and Seller agrees to sell to Purchaser, all of the issued and outstanding membership interests of NRC Group Holdings, LLC, a Delaware limited liability company (the “Company”) (such transaction, together with the other transactions contemplated by the Purchase Agreement, the “Transactions”); and

WHEREAS, as a condition to the willingness of the Seller to enter into the Purchase Agreement, and as an inducement and in consideration therefor, the Stockholders are executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

ARTICLE II

VOTING AGREEMENT

Section 2.1 Agreement to Vote the Subject Shares. Each Stockholder hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the stockholders of Purchaser (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of Purchaser requested by Purchaser’s board of directors or undertaken as contemplated by the Transactions, such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (a) in favor of the approval of the Purchase Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of Purchaser contained in the Purchase Agreement, (c) in favor of the proposals set forth in Purchaser’s proxy statement (including in favor of the election of the Seller’s designees to the board of directors of Purchaser set forth on Schedule II hereto and in favor of each proposal to amend the Purchaser’s Amended and Restated Certificate of Incorporation consistent with Exhibit B to the Purchase Agreement), to be filed by Purchaser with the SEC relating to the Offer and the Transactions (including any proxy supplement thereto, the “Proxy Statement”), (d) for any proposal to adjourn or postpone the Special Meeting to a later date if there are not sufficient votes for approval of the Purchase Agreement and the other proposals related thereto as set forth in the Proxy Statement on the date on which such meeting is held and (e) except as set forth in the Proxy Statement, against the following actions or proposals: (i) any Purchaser Acquisition Transaction or any proposal in opposition to approval of the Purchase Agreement or in competition with or materially inconsistent with the Purchase Agreement; and (ii) (A)  any change in the present capitalization of Purchaser or any amendment of the certificate of incorporation or bylaws of Purchaser, except to the extent expressly contemplated by the Purchase Agreement, (B) any liquidation, dissolution or other change in Purchaser’s corporate structure or business, (C) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of a Stockholder under this Agreement, or (D) any other action or proposal involving Purchaser or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions or would reasonably be expected to result in any of Purchaser’s closing conditions or obligations under the Purchase Agreement not being satisfied. Each of the Stockholders agrees not to, and shall cause its Affiliates not to, enter into any agreement, commitment or arrangement with any Person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

Section 2.2 No Obligation as Director or Officer. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative (collectively, “Representatives”) of any Stockholder or by any Stockholder that is a natural person, in each case, in his or her capacity as a director or officer of Purchaser.

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ARTICLE III

COVENANTS

Section 3.1 Generally.

(a) Each of the Stockholders agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without the Seller’s prior written consent (except to a permitted transferee as set forth in Section 7(c) in that certain letter agreement, dated June 22, 2017, between Purchaser and such Stockholder (the “Insider Letter”) who agrees in writing to be bound by the terms of this Agreement): (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any lien of any nature whatsoever with respect to any or all of the Subject Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting such Stockholder’s ability to perform its obligations under this Agreement.

(b) In the event of a stock dividend or distribution, or any change in the Common Stock or Warrants by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares or Warrants may be changed or exchanged or which are received in such transaction. Each of the Stockholders agrees, while this Agreement is in effect, to notify the Seller promptly in writing (including by e-mail) of the number of any additional shares of Common Stock acquired by such Stockholder, if any, after the date hereof.

(c) Each of the Stockholders agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of such Stockholder contained in this Agreement inaccurate in any material respect. Each of the Stockholders further agrees that it shall use its reasonable best efforts to cooperate with the Seller to effect the transactions contemplated hereby and the Transactions.

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Section 3.2 Standstill Obligations of the Stockholders. Each of the Stockholders covenants and agrees with the Seller that, during the Voting Period:

(a) None of the Stockholders shall, nor shall any Stockholder act in concert with any person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the proxy solicitation rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock in connection with any vote or other action with respect to a business combination transaction, other than to recommend that stockholders of Purchaser vote in favor of approval of the Purchase Agreement and in favor of approval of the other proposals set forth in the Proxy Statement (including the election of the directors set forth on Schedule II hereto) (and any actions required in furtherance thereof and otherwise as expressly provided by Article II of this Agreement).

(b) None of the Stockholders shall, nor shall any Stockholder act in concert with any person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Shares, except as provided by Article II of this Agreement.

Section 3.3 Stop Transfers. Each of the Stockholders agrees with, and covenants to, the Seller that such Stockholder shall not request that Purchaser register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares during the term of this Agreement without the prior written consent of the Seller other than pursuant to a transfer permitted by Section 3.1(a) of this Agreement.

Section 3.4 Consent to Disclosure. Each Stockholder hereby consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by Federal Securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Purchaser or Seller to any Governmental Authority or to securityholders of Purchaser) of such Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Purchaser or Seller, a copy of this Agreement. Each Stockholder will promptly provide any information reasonably requested by Purchaser or Seller for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 3.5 Notices of Certain Events. Each Party shall notify the other Parties hereto of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach in any material respect of any of the representations and warranties of such Party set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each of the Stockholders hereby represents and warrants, severally but not jointly, to the Seller as follows:

Section 4.1 Binding Agreement. Such Stockholder (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so, and (b) if not a natural person, (i) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of such Stockholder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the Seller, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

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Section 4.2 Ownership of Shares. Schedule I hereto sets forth opposite such Stockholder’s name the number of all of the shares of Common Stock and the number of all of the Warrants over which such Stockholder has beneficial ownership as of the date hereof. As of the date hereof, such Stockholder is the lawful owner of the shares of Common Stock and Warrants denoted as being owned by such Stockholder on Schedule I and has the sole power to vote or cause to be voted such shares of Common Stock and, assuming the exercise of the Warrants, the shares of Common Stock underlying such Warrants. Such Stockholder has good and valid title to the Common Stock and Warrants denoted as being owned by such Stockholder on Schedule I, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, Liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement, those imposed by the Insider Letter and those imposed by applicable law, including federal and state securities laws. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by such Stockholder pursuant to arrangements made by such Stockholder. Except for the shares of Common Stock and Warrants denoted on Schedule I, as of the date of this Agreement, such Stockholder is not a beneficial owner or record holder of any (i) equity securities of Purchaser, (ii) securities of Purchaser having the right to vote on any matters on which the holders of equity securities of Purchaser may vote or which are convertible into or exchangeable for, at any time, equity securities of Purchaser, or (iii) options or other rights to acquire from Purchaser any equity securities or securities convertible into or exchangeable for equity securities of Purchaser.

Section 4.3 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is a natural person, no consent of such Stockholder’s spouse is necessary under any “community property” or other laws in order for such Stockholder to enter into and perform its obligations under this Agreement.

(b) None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of such Stockholder, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s Subject Shares or assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement in any material respect.

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Section 4.4 Reliance by the Seller. Such Stockholder understands and acknowledges that the Seller is entering into the Purchase Agreement in reliance upon the execution and delivery of this Agreement by the Stockholders.

Section 4.5 No Inconsistent Agreements. Such Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Subject Shares inconsistent with such Stockholder’s obligations pursuant to this Agreement, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to such Stockholder’s Subject Shares and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing such Stockholder from performing any of its material obligations under this Agreement.

Section 4.6 Stockholder Has Adequate Information. Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Purchaser and the Company to make an informed decision regarding the transactions contemplated by the Purchase Agreement and has independently and without reliance upon Purchaser or the Seller and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that the Seller has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Stockholder are irrevocable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Stockholders as follows:

Section 5.1 Binding Agreement. The Seller is a limited liability company, duly organized and validly existing under the laws of the State of Delaware. The Seller has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Seller have been duly authorized by all necessary actions on the part of the Seller. This Agreement, assuming due authorization, execution and delivery hereof by the Stockholders, constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

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Section 5.2 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by the Seller, the consummation by the Seller of the transactions contemplated hereby or compliance by the Seller with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Seller, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Seller is a party or by which the Seller or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing as would not reasonably be expected to impair the Seller’s ability to perform its obligations under this Agreement in any material respect.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall automatically terminate, without any further action by the Parties, and none of the Seller or the Stockholders shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) as to each Stockholder, the mutual written consent of the Seller and such Stockholder, (b) the Closing Date (following the performance of the obligations of the Parties required to be performed on the Closing Date) and (c) the date of termination of the Purchase Agreement in accordance with its terms. The termination of this Agreement shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party or relieve such Party from liability for such Party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of Article VI shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Further Assurances. From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 7.2 Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

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Section 7.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Seller any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

Section 7.4 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Parties. The failure of any Party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.5 Notices. All notices or other communications, including service of process, required or permitted hereunder shall be in writing and shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) one Business Day after deposit with a nationally-recognized courier or overnight service such as Federal Express (or upon any earlier receipt confirmed in writing by such service), (c) five Business Days after mailing via U.S. certified mail, return receipt requested, or (d) the date, with no mail undeliverable or other rejection notice, if sent by email, in each case addressed as follows:

(a)	If to the Seller:

JFL-NRC-SES Partners, LLC

c/o J.F. Lehman & Company

110 East 59th Street, 27th Floor

New York, New York 10022

Attention: C. Alexander Harman, Glenn M. Shor and David L. Rattner

Email: cah@jflpartners.com, gms@jflpartners.com, and dlr@jflpartners.com with a copy (which shall not constitute notice) to:

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

Attention: Alain Dermarkar and Giles Elliott

Email: adermarkar@jonesday.com and gpelliott@jonesday.com

(b)	If to any of the Stockholders:

c/o Hennessy Capital Partners III LLC

3485 N. Pines Way, Suite 10
Wilson, Wyoming 83104

Attention: Daniel J. Hennessy, Kevin Charlton and Nicholas Petruska

Email: dhennessy@hennessycapllc.com, kcharlton@hennessycapllc.com and npetruska@hennessycapllc.com

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with copies (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Jeffrey N. Smith and Dirk W. Andringa

Facsimile: (312) 853-7036

Email: jnsmith@sidley.com and dandringa@sidley.com

and to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Attention: Stuart Neuhauser and Joshua N. Englard

Facsimile: (212) 370-7889

Email: sneuhauser@egsllp.com and jenglard@egsllp.com

Section 7.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.8 Entire Agreement; Assignment. This Agreement (together with the Purchase Agreement, to the extent referred to herein, and the schedules hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Except for transfers permitted by Section 3.1, this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Party.

Section 7.9 Certificates. Promptly following the date of this Agreement, each Stockholder shall advise Purchaser’s transfer agent in writing that such Stockholder’s Subject Shares are subject to the restrictions set forth herein and, in connection therewith, provide Purchaser’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.

Section 7.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

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Section 7.11 Interpretation. The references herein to Sections, Articles and Schedules, unless otherwise indicated, are references to Sections and Articles of and Schedules to this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Any reference to any Contract is a reference to it as amended, modified and supplemented from time to time. In this Agreement, except to the extent that the context otherwise requires: (a) “days” means calendar days unless otherwise indicated; (b) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (c) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and (d) references to a Person are also to its permitted successors and assigns. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware (without reference to its choice of Law rules).

Section 7.13 Specific Performance; Jurisdiction. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court) or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware (or any court in which appeal from such courts may be taken), this being in addition to any other remedy to which such Party is entitled at law or in equity. In addition, each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware (or any court in which appeal from such courts may be taken) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware (or any court in which appeal from such courts may be taken) and (d) consents to service being made through the notice procedures set forth in Section 7.5. Each of the Stockholders and the Seller hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.5 shall be effective service of process for any proceeding in connection with this Agreement or the transactions contemplated hereby.

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Section 7.14 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.14.

Section 7.15 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Party. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.16 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Stockholders, on the one hand, and the Seller, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties. Without limiting the generality of the foregoing sentence, each of the Stockholders (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law. Each of the Stockholders has acted independently regarding its decision to enter into this Agreement and regarding its investment in Purchaser.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Seller and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

JFL-NRC-SES Partners, LLC

By:	/s/ David L. Rattner
Name:	David L. Rattner
Title:	Secretary

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the Seller and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

HENNESSY CAPITAL PARTNERS III LLC,
a Delaware limited liability company
By: Hennessy Capital LLC, its managing member

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Managing Member

THE BRADLEY J. BELL REVOCABLE TRUST

By:	/s/ Bradley Bell
Name: Bradley Bell
Title: Trustee

/s/ Richard Burns
Richard Burns

/s/ Daniel R. DiMicco
Daniel R. DiMicco

/s/ James O’Neil III
James O’Neil III

/s/ Nicholas Petruska
Nicholas Petruska

/s/ Kevin Charlton
Kevin Charlton

BALLYBUNION, LLC

By:	/s/ Peter Shea
Name: Peter Shea
Title: Member/Manager

[Signature Page to Voting and Support Agreement]

SCHEDULE I

Beneficial Ownership of Securities

Stockholder	Number of Shares	Number of Warrants
Hennessy Capital Partners III LLC	5,291,250	9,600,000
The Bradley J. Bell Revocable Trust	75,000	—
Richard Burns	75,000	—
Daniel R. DiMicco	75,000	—
James O’Neil III	75,000	—
Nicholas Petruska	250,000	—
Kevin Charlton	500,000	—
Ballybunion, LLC	75,000	—
Total	6,416,250	9,600,000

SCHEDULE II

Directors

C. Alexander Harman

Glenn M. Shor

James Baumgardner